EXHIBIT 5.1

August 18, 2023

Coherent Corp.

375 Saxonburg Boulevard

Saxonburg, PA 16056

Ladies and Gentlemen:

As Chief Legal and Compliance Officer & Corporate Secretary for Coherent Corp. (the “Company”), I have acted as counsel in connection with the preparation and filing of the registration statement on Form S-8 (the “Registration Statement”) that is being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the purpose of registering $48,400,000 of deferred compensation obligations (the “Obligations”) which will represent unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of Coherent, Inc. 2005 Deferred Compensation Plan and the Amended and Restated II-VI Incorporated Deferred Compensation Plan (collectively, “Plans”).

For purposes of rendering this opinion, I have examined or have had others under my direction examine copies of the following documents: (i) the Coherent, Inc. 2005 Deferred Compensation Plan; (ii) the Amended and Restated II-VI Incorporated Deferred Compensation Plan; (iii) the Company’s Amended and Restated Articles of Incorporation; (iv) the Articles of Amendment to the Company’s Amended and Restated Articles of Incorporation; (v) the Company’s Amended and Restated Bylaws, as amended and restated effective September 8, 2022; (v) corporate actions of the Company with respect to the Coherent, Inc. 2005 Deferred Compensation Plan, the Amended and Restated II-VI Incorporated Deferred Compensation Plan and the Registration Statement; and (vi) agreements and other documents as I have deemed necessary or appropriate as a basis for the opinion expressed below. In rendering the opinion set forth below, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies. I have also assumed the legal capacity for all purposes relevant hereto of all natural persons.

Based on and subject to the foregoing, I am of the opinion that, when issued by the Company in accordance with the terms of the Plans, the Obligations will be valid and binding obligations of the Company, enforceable in accordance with the terms of the Plans, subject, as to enforcement, to (i) bankruptcy, insolvency, reorganization, receivership, moratorium and other laws relating to or affecting enforcement of creditors’ rights generally (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers), and (ii) the exercise of judicial discretion and the application of principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether enforcement is considered in proceedings at law or in equity).

In addition, the Amended and Restated II-VI Incorporated Deferred Compensation Plan states that it is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation benefits for a select group of management or highly compensated employees under Sections 201(2), 301(a)(3) and 401(a)(l) of the Employee Retirement Income Security Act of 1974 (“ERISA”) and the Coherent, Inc. 2005 Deferred Compensation Plan states that it is intended to be an unfunded deferred compensation plan maintained for the benefit of a select group of management or highly compensated employees under sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. I express no opinion as to how the Plans are being operated or whether the employees participating in the Plans constitute a select group of management or highly compensated employees.

The opinions expressed in this opinion letter are limited to the Business Corporation Law of the Commonwealth of Pennsylvania. The foregoing opinions are rendered as of the date of this opinion letter. I assume no obligation to update or supplement any of such opinions in order to reflect any changes of law or fact that may occur.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Interests of Named Experts and Counsel” in the Registration Statement.

Sincerely,

/s/ Ronald Basso

Ronald Basso
Chief Legal and Compliance Officer, Corporate Secretary